Exhibit 99.1
FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS
Net Income Totals $26.4 Million, or $0.59 Per Share
KING OF PRUSSIA, PA — July 28, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced financial and operating results for the second quarter ended June 30, 2009. Highlights for second quarter 2009 include:
•	Revenue of $74.9 million, an increase of 28 percent over second quarter 2008;

•	Operating expenses of $34.7 million, a 32 percent decrease from second quarter 2008;

•	Net income of $26.4 million, or $0.59 per diluted share, more than four times greater than second quarter 2008;

•	Ending cash and short-term investments of $216.6 million; and

•	Repurchase of $14.7 million, or 0.6 million shares, of common stock through June 30, 2009.
“We are pleased to announce a very strong second quarter, marked by strong earnings and positive cash flow,” commented William J. Merritt, President and Chief Executive Officer. “Our results clearly demonstrate that our licensing efforts continue to drive significant value. Additionally, our first quarter realignment, which refocused our business on our core research and development and licensing activities, contributed to a significant improvement in profitability in the second quarter. All these efforts should continue to produce substantial benefits to our shareholders both in the short and long term.”
Second Quarter Summary
The company’s second quarter 2009 net income totaled $26.4 million or $0.59 per diluted share, more than four times greater than the company’s net income of $5.9 million, or $0.13 per diluted share for the comparable quarter 2008. This year-over-year increase was driven by revenue contributions from a new patent license agreement with Samsung signed in January 2009 as well as reduced operating expenses resulting from the company’s repositioning plan announced in first quarter 2009.
Revenues totaled $74.9 million in second quarter 2009, a 28 percent increase over the $58.7 million reported in second quarter 2008. Patent licensing royalties of $72.7 million in second quarter 2009 posted a 29 percent increase over $56.2 million in second quarter 2008, due to the addition of $25.7 million in fixed-fee amortized royalty revenue from a patent license agreement with Samsung signed in first quarter 2009, $2.3 million in royalties for past sales, partly offset by a $10.4 million decrease in per-unit royalty revenue related to industry-wide declines in handset sales for comparable first quarter sales. Despite this overall decline in per unit royalties, certain licensees with concentrations in the smartphone market reported increased sales for the reporting period. Technology solutions revenue of $2.2 million in second quarter 2009 decreased 12 percent from $2.5 million in second quarter 2008. The decrease is primarily attributable to engineering service fees earned in second quarter 2008 that did not recur in second quarter 2009, offset by an increase in royalties earned on InterDigital’s SlimChip™ modem IP. In second quarter 2009, 53 percent of total revenue of $74.9 million was attributable to companies that individually accounted for 10 percent or more of this amount, Samsung (34 percent) and LG (19 percent).
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Second quarter 2009 operating expenses of $34.7 million decreased $16.2 million, or 32 percent, compared to second quarter 2008. The decrease was due primarily to the company’s repositioning announced on March 30, 2009, which decreased development expenses by $9.0 million, or 41 percent year-over-year, from $22.2 million in second quarter 2008 to $13.2 million in second quarter 2009. In addition, patent administration and licensing expenses declined significantly from $21.4 million in second quarter 2008 to $15.6 million in second quarter 2009, a decrease of $5.9 million, or 27 percent. This year-over-year reduction was driven largely by the resolution of the company’s various disputes with Samsung and the third quarter 2008 resolution of the Nokia U.K. patent litigations. On a sequential basis, development expenses declined $13.6 million, or 51 percent, from first quarter 2009, reflecting the results of the company’s repositioning efforts.
Net interest and investment income of $0.6 million in second quarter 2009 decreased $0.6 million from second quarter 2008 because of lower rates of return and lower investment balances.
The company’s second quarter 2009 effective tax rate was approximately 35%, level with second quarter 2008.
During second quarter 2009, the company generated $43.4 million of free cash flow1, compared to $19.9 million of free cash flow in second quarter 2008. The increase of $23.5 million was driven by a higher level of cash receipts in from the company’s patent licensees and a lower level of cash outlays.
Six Months Summary
The company’s first half 2009 net income totaled $17.8 million, or $0.39 per diluted share, a 35 percent increase from the company’s net income of $13.2 million, or $0.28 per diluted share, for the comparable period in 2008. This year-over-year increase was driven by revenue contributions from a new patent license agreement with Samsung signed in January 2009 as well as reduced operating expenses resulting from the company’s repositioning plan announced in first quarter 2009.
Pro forma net income for first half 2009, which excludes a $37.0 million repositioning charge, totaled $41.8 million, or $0.93 per diluted share, reflecting an increase of $28.6 million, more than three times the reported first half 2008 net income of $13.2 million, or $0.28 per diluted share.
Revenues of $145.5 million in first half 2009 grew $30.8 million, or 27 percent, compared to $114.7 million in first half 2008. Patent licensing royalties were $142.1 million in first half 2009, up from $110.1 million in first half 2008. The increase in patent licensing royalties was primarily related to a $46.4 million increase in fixed-fee amortized royalty revenue driven by the company’s patent license

[1]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as operating cash flow less purchases of property and equipment, technology licenses, investments in patents and unrealized (loss) gain on short-term investments. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). A detailed reconciliation of free cash flow to GAAP results is provided at the end of this press release.
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agreement with Samsung. This increase was partly offset by a $15.9 million decrease in per-unit royalty revenue relating to an overall decrease in industry handset sales.
Excluding a $37.0 million repositioning charge in 2009, pro forma operating expenses of $82.1 million in first half 2009 decreased 15 percent, or $13.9 million, from $96.0 million in first half 2008, driven primarily by a $10.1 million decrease in net litigation and arbitration expenses and a lower level of development expenses.
Net interest and investment income of $1.5 million in first half 2009 decreased $0.2 million from $1.7 million in first half 2008 due primarily to lower rates of return.
The company’s first half 2009 effective tax rate was approximately 36%. In first half 2008, the company’s effective tax rate was approximately 35%.
During first half 2009, the company generated $86.5 million of free cash flow, compared to $97.6 million of free cash flow in first half 2008. The decrease of $11.1 million, or 11 percent, was driven by a $28.5 million reduction in cash receipts from license agreements, due primarily to the aforementioned reduction in current royalty revenue and the timing of prepayments, offset by lower cash operating expenses. The higher level of cash receipts in first half 2008 was partly offset by a $23.0 million payment to post a bond for the Federal Insurance Company arbitration award.
Scott McQuilkin, Chief Financial Officer, commented, “We posted a very strong quarter, with an increase in royalty revenue combining with a decrease in our core operating expenses to drive greatly improved profitability. Our second quarter 2009 development expenses were slightly lower than our guidance, reflecting the positive impact of a Canadian research and development credit and lower than expected consulting services as we transitioned our full development efforts to our core business. Our selling, general and administrative expenses also benefited from a $1.0 million credit associated with the reversal of an allowance for an uncollectible receivable. As is our practice, we will provide an update on our expectation for third quarter 2009 revenue after we receive and review the applicable royalty reports. Nevertheless, I am pleased to note that we received our second $100.0 million installment from Samsung in July.”
Due to the repositioning announced on March 30, 2009, the company reclassified its income statement presentation to better align its operating expense classifications with its ongoing activities. The company eliminated the General and administrative and Sales and marketing classifications within operating expenses and created the Selling, general and administrative classification. All costs previously reported under General and administrative have been reclassified to Selling, general and administrative, while Sales and marketing costs have been reclassified between Selling, general and administrative and Patent administration and licensing. Additionally, the company reclassified portions of its Development costs to Patent administration and licensing.
Conference Call Information
InterDigital® will host a conference call on Wednesday, July 29, 2009 at 10:00 a.m. Eastern Time to discuss its second quarter 2009 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on July 29 and ask the operator for the InterDigital Financial Call.
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An Internet replay of the conference call will be available for 30 days on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET July 29 through 1:00 p.m. ET August 3. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 4896432.
About InterDigital
InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies, which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation, with respect to: (i) the benefits to shareholders from the company’s licensing and realignment efforts and (ii) third quarter 2009 revenue guidance. Words such as “should continue to,” “will” or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent licensing agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; and (iv) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. We undertake no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
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SUMMARY CONSOLIDATED STATEMENTS OF INCOME
For the Periods Ended June 30
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUES	$74,928	$58,706	$145,489	$114,733

OPERATING EXPENSES:
Selling, general and administrative	5,987	7,202	14,241	14,692
Patent administration and licensing	15,580	21,442	27,717	37,525
Development	13,226	22,223	40,096	44,966
Repositioning	(93)	—	36,970	—
Arbitration and litigation contingencies	—	—	—	(1,200)

	34,700	50,867	119,024	95,983

Income from operations	40,228	7,839	26,465	18,750
NET INTEREST & OTHER INVESTMENT INCOME	625	1,231	1,454	1,669

Income before income taxes	40,853	9,070	27,919	20,419
INCOME TAX (PROVISION)	(14,408)	(3,218)	(10,160)	(7,250)

NET INCOME	$26,445	$5,852	$17,759	$13,169

NET INCOME PER COMMON SHARE — BASIC	$0.60	$0.13	$0.40	$0.28

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,479	45,358	43,490	45,892

NET INCOME PER COMMON SHARE — DILUTED	$0.59	$0.13	$0.39	$0.28

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,313	46,264	44,387	46,733

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Income before income taxes	$40,853	$9,070	$27,919	$20,419
Taxes paid	(4,000)	(14)	(20,500)	(15,689)
Depreciation, amortization, share based compensation & asset impairment	7,181	8,216	48,667	17,328
Increase in deferred revenue	85,014	51,999	385,014	82,464
Deferred revenue recognized	(58,207)	(28,341)	(111,026)	(58,625)
(Decrease) increase in operating working capital, deferred charges and other	(18,582)	(9,771)	(226,784)	71,606
Capital spending & patent additions	(8,887)	(11,247)	(16,793)	(19,891)

FREE CASH FLOW	43,372	19,912	86,497	97,612

Long-term investment	—	(651)	—	(651)
Tax benefit from share-based compensation	—	128	652	498
Debt decrease	(1,125)	(814)	(1,463)	(1,179)
Repurchase of common stock	(14,001)	(20,475)	(14,001)	(36,580)
Proceeds from exercise of stock options	2,368	208	3,241	956
Unrealized gain (loss) on short term investments	126	(257)	54	73

NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$30,740	$(1,949)	$74,980	$60,729

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash & short-term investments	$216,640	$141,660
Accounts receivable, less allowance of $2,000 & $3,000	244,510	33,892
Current deferred tax assets	69,297	49,002
Other current assets	13,068	16,467
Property & equipment and Patents (net)	119,989	123,782
Long-term deferred tax assets and non-current assets (net)	39,581	40,965

TOTAL ASSETS	$703,085	$405,768

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$580	$1,608
Accounts payable, accrued liabilities & taxes payable	57,922	46,283
Current deferred revenue	177,296	78,646
Long-term deferred revenue	356,394	181,056
Long-term debt & long-term liabilities	12,375	10,515

TOTAL LIABILITIES	604,567	318,108

SHAREHOLDERS’ EQUITY	98,518	87,660

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$703,085	$405,768

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PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Six Months Ended
	June 30, 2009
	Actual	Adjustments	Pro Forma

REVENUES	$145,489		$145,489

OPERATING EXPENSES:
Selling, general and administrative	14,241		14,241
Patent administration and licensing	27,717		27,717
Development	40,096		40,096
Repositioning	36,970	(36,970)	—

	119,024	(36,970)	82,054

Income from operations	26,465	36,970	63,435

NET INTEREST & OTHER INVESTMENT INCOME	1,454	—	1,454

Income before income taxes	27,919	36,970	64,889

INCOME TAX (PROVISION)	(10,160)	(12,976)	(23,136)

NET INCOME	$17,759	$23,994	$41,753

NET INCOME PER COMMON SHARE — BASIC	$0.40		$0.94

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,490		43,490

NET INCOME PER COMMON SHARE — DILUTED	$0.39		$0.93

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,387		44,387

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This press release includes a summary cash flow statement that results in change in both the company’s cash and short-term investment balances. In the summary cash flow statement and throughout this press release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash provided by operating activities	$52,259	$31,159	$103,290	$117,503
Purchases of property, equipment, & technology licenses	(1,399)	(3,054)	(2,987)	(4,283)
Patent additions	(7,488)	(8,193)	(13,806)	(15,608)

Free cash flow	$43,372	$19,912	$86,497	$97,612

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Media Contact: Jack Indekeu Email: jack.indekeu@interdigital.com +1 (610) 878-7800	Investor Contact: Janet Point Email: janet.point@interdigital.com +1 (610) 878-7800